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                                 EXHIBIT 99.1

                              [PHAMIS LETTERHEAD]



Contact:

Cheryl Isen (206) 689-1306
Gregg Blodgett (206) 689-1401
Heather Miller (206) 689-1378
www.phamis.com

FOR IMMEDIATE RELEASE
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             PHAMIS INC. AND IDX SYSTEMS CORPORATION AGREE TO MERGE

     Seattle, WA, March 25, 1997 -- PHAMIS Inc. (NASDAQ:PHAM), Seattle-based developer of healthcare information solutions, today announced that it has agreed to merge with IDX Systems Corporation (NASDAQ: IDXC), an industry provider of healthcare information systems to group practices, MSOs and integrated delivery networks (IDN). The merger is scheduled to close in early July pending regulatory and shareholder approval.

     Under the terms of the agreement, which have been unanimously approved by both Boards of Directors, PHAMIS Inc. stockholders will receive .73 shares of IDX common stock for each share of PHAMIS Inc. common stock, subject to adjustment within a range of .6811 to .80 shares of IDX common stock, based on the average market price per share of IDX. The combined company is estimated to be the third largest healthcare information systems vendor in the industry. PHAMIS Inc. offices will remain in Seattle, WA, giving IDX a stronger West Coast presence. The combined workforce will include approximately 1600 people.

     This merger represents an important strategic combination between PHAMIS Inc. and IDX, as opposed to a strategy of consolidation to gain market share alone. The strategic vision, objectives and target markets of the two companies are very similar in that both are focused on providing the highest quality products and services to the integrated delivery network market.

     "This has to be one of the most exciting events to hit the healthcare information technology industry this decade," stated Frank T. Sample, president and chief executive officer of PHAMIS Inc. "Rich Tarrant and I are absolutely committed to being the premier vendor in the IDN market. I am personally excited about the synergy between our organizations which, I know, will be instrumental in differentiating us in our market while helping us achieve our joint vision. In addition, the merger will create an opportunity to immediately leverage IDX resources, opening up a new distribution channel for the LastWord system."

     Because the product sets of the two companies are complementary and have very little overlap, both will continue to be sold and supported.

     Richard Tarrant, President and chief executive officer of IDX, said, "This merger will provide a distinctive software solution for the healthcare market. The PHAMIS-LastWord system provides the depth of function required to manage the complex acute care setting with special emphasis on the clinical process. IDX provides a robust set of applications to support integrated delivery networks with a special emphasis on ambulatory care. With this merger, the new, larger, and stronger IDX is well positioned to deliver proven functionality across the continuum of care."


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PHAMIS INC. AND IDX - 2


     ADDITIONAL TERMS OF THE TRANSACTION

     As part of the merger agreement, Tarrant will continue as CEO of the organization and Sample will become an executive vice president of IDX. In addition, Sample and Dr. Malcolm Gleser will each join the IDX Board of Directors. The transaction terms call for a tax-free exchange of shares which will be accounted for on a pooling of interest basis.

     BACKGROUND

     Founded in 1969, IDX Systems is a leading provider of healthcare information systems to integrated delivery networks, including group practices, MSOs, hospitals and health plans. IDX meets the multi-site, multi-function needs of integrated delivery networks and serve the needs of approximately 72,000 physicians. IDX products are installed at more than 1,000 client sites nationwide, including approximately 190 large physician group practices, over 100 hospitals and a growing number of integrated delivery networks.

     Founded in 1981, PHAMIS Inc. healthcare information solutions are part of a complete hardware and software system strategy designed for integrated healthcare delivery networks. Products include PHAMIS-LastWord(R), an enterprise-wide, patient-centered healthcare information system;
DataBreeze(TM), a practice management information system; and PHAMIS-
Enterprise View(TM), a high-level decision support and clinical research system. PHAMIS Inc. solutions are installed at more than 450 hospitals and clinics across the U.S., Canada and the U.K.

     Bear, Stearns, & Co. Inc. and Alex. Brown & Sons served as advisors to PHAMIS Inc. and IDX Systems Corporation, respectively.


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     This press release contains forward-looking statements that involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the ability to successfully manage the integration of the two companies, the degree of success in implementing the various processes of the Company and IDX in the merger, volume and timing of systems sales and installations, length of sales cycles and installation process, seasonal patterns of sales and customer buying behavior, the development by competitors of new or superior technologies, delays in product development, undetected errors or bugs in software, product liability, changing economic, political and regulatory influences on the healthcare industry, changes in product pricing policies, competitive pressures, possible regulation of the Company's software by the U.S. Food and Drug Administration, general economic conditions, and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.